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                                                                    EXHIBIT 3.2

                          CERTIFICATE OF INCORPORATION

                                       OF

                           DRESSER INTERNATIONAL, INC.

          1.   The name of the corporation is: Dresser International, Inc.

          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The total number of shares of stock which the corporation shall have authority to issue is: Ten Thousand (10,000) shares and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to $10,000.

          5. The name and mailing address of the sole incorporator is as follows:

          NAME                          MAILING ADDRESS
          ---------------------         ---------------------------------

          Stanley E. McGlothlin.        2601 Beltline Road, Carrollton,
                                        Texas 75006

          6. The name and mailing address of each person who is to serve as a director until the first meeting of the shareholders or until a successor is elected and qualified is as follows:

          NAME                 MAILING ADDRESS
          ------------         --------------------------------------------

          Jim Nattier          2601 Beltline Road, Carrollton, Texas 75006
          Dale Mikus           2601 Beltline Road, Carrollton, Texas 75006
          Frank Pittman        2601 Beltline Road, Carrollton, Texas 75006.

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          7.   The corporation is to have perpetual existence.

          8. In furtherance and not in limitation of the powers conferred by statute, the sole director or the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

          9. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

          10. Meeting of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the sole director, the board of directors, or the bylaws of the corporation.

          11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of February, 2001.


                                        /s/ STANLEY E. MCGLOTHLIN
                                        ----------------------------------------
                                        Stanley E. McGlothlin - Sole
                                        Incorporator